Exhibit 10.10
GROUND LEASE AGREEMENT
between
JOHN GIESENSCHLAG and CONNIE GIESENSCHLAG,
Husband and wife
Landlord
and
CERES, INC.,
A Delaware Corporation
Tenant
Effective Date: April 1, 2008

GROUND LEASE
     THIS GROUND LEASE (“Lease”) is executed as of the 1st day of April, 2008, (the “Effective Date”), by and between JOHN GIESENSCHLAG and CONNIE GIESENSCHLAG, husband and wife (“Landlord”), and CERES, INC., a Delaware corporation (“Tenant”).
FUNDAMENTAL LEASE PROVISIONS
Certain Fundamental Lease Provisions are presented in this Section and are hereby incorporated into this Lease subject to further definition and elaboration elsewhere in this Lease. References contained in said Fundamental Lease Provisions to Articles and Sections of this Lease are intended to be informative only and not intended to limit any of the provisions of this Lease:

(a)	Main Term:	Fifteen (15) Rent Years	(See § 3.03)

(b)	Option Term(s):	Three (3) Option Terms of Five (5) Rent Years	(See § 3.04)

(c)	Premises:	Approximately 5 acres in Burleson County, Texas	(See § 1.02[a])

(d)	Rent Commencement Date:		(See § 4.02)

(e)	Base Rent:	$750.00 per month (Lease Years 1 to 5)	(See Article 4)
$1,000.00 per month (Lease Years 6 to 10)
$1,250.00 per month (Lease Years 11 to 15)
ARTICLE 1 – INTRODUCTORY PROVISIONS
     Section 1.01 – Exhibits. The following drawings and special provisions are attached hereto as exhibits and hereby made a part of this Lease:
     EXHIBIT A – Legal Description of the Premises
     EXHIBIT B – Memorandum of Lease
     Section 1.02 – Selected Definitions.
     (a) The term “Premises” shall mean the real estate legally described on Exhibit “A”.
     (b) The term “Lease Year” means each successive twelve (12) month period from January 1st through December 31st occurring during the Main Term. “Partial Lease Year” means the period between the Rent Commencement Date, if that date is not on January 1st, and the immediately succeeding December 31st; and if the Main Term ends on other than a December 31st, it also means the period beginning on the last January 1st of the Main Term and ending on the last day of the Main Term.
     (c) The term “Rent Year” means each successive twelve (12) month period during the Lease Term commencing on the Rent Commencement Date.
ARTICLE 2 – PREMISES
     Section 2.01 – Lease of Premises. Landlord, in consideration of the Rent and other sums to be paid and the covenants to be performed by Tenant, hereby demises and leases the Premises unto Tenant, and Tenant hereby leases and takes the Premises from Landlord, for the Lease Term, at the rental, and upon the covenants and conditions herein set forth.
     Section 2.02 – Delivery of Premises. Landlord shall deliver and Tenant shall accept possession of the Premises upon satisfaction of the conditions precedent set forth in Article 22 hereof (the “Delivery Date”).
     Section 2.03 – Development. Landlord and Tenant acknowledge that Tenant is to improve the Premises (the “Improvements”). Landlord and Tenant shall cooperate and execute such development plans and agreements as may be required therefor, so long as Landlord shall not be required to comply with any obligations imposed by any governmental agency or authority in connection therewith, it being understood and agreed that such obligations shall be those of Tenant. Landlord shall furnish the Premises with access to a public road. Such access to a public road must be adequate to comply with the platting requirements for Burleson County, Texas, and the State of Texas. Landlord’s obligation to furnish the Premises with access to a public road is limited to providing an easement over and across contiguous land owned by the Landlord; under no circumstances shall the Landlord be obligated to incur or pay for any expenses associated with construction of roads, culverts, bridges or driveways that may be necessary to furnish the Premises with access to a public road.
ARTICLE 3 – TERM
     Section 3.01 – Term of Lease. The term “Term of this Lease” (sometimes herein called the “Term” or “Lease Term”) means, inclusively, the Preliminary Term, if any, and the Main Term and any Option Term, extension, renewal or holdover of the Main Term which is consented to in writing by Landlord.
     Section 3.02 – Preliminary Term. The term “Preliminary Term”, if any, means the period beginning as of the date of this Lease and, unless sooner terminated as herein provided, continuing thereafter through the day immediately prior to the Rent Commencement Date.

     Section 3.03 – Main Term. The term “Main Term” means the period beginning as of the Rent Commencement Date and, subject to the terms and conditions of this Lease, ending on the last day of the Fifteenth (15th) Rent Year.
     Section 3.04 – Option Term. Tenant is hereby granted an option to extend the Main Term for three (3) additional terms of five (5) Rent Years each (each an “Option Term”), the first of which shall begin immediately upon the expiration of the Main Term and the second, to begin immediately upon the expiration of the first Option Term, and the third of which shall begin immediately upon the expiration of the second Option Term (without the necessity of executing a new Lease therefore) upon the same terms, provisions and conditions as contained in the Lease, except for the rental provisions hereinafter set forth, and except there shall be no additional options to extend; provided, however, Tenant’s right to exercise any such option to extend hereunder shall, at the time of each and every exercise of such option, be subject to each of the following conditions: (i) that Tenant is not then in default of Tenant’s obligations under the Lease beyond any applicable grace or notice and cure period; and (ii) notice of exercise of each option to extend shall be delivered in writing to Landlord not fewer than sixty (60) days prior to the expiration of the Main Term of this Lease or the immediately preceding Option Term, as the case may be. The Base Rent for each Option Term shall be as set forth in Section 4.03.
ARTICLE 4 – RENT
     Section 4.01 – Tenant’s Agreement to Pay Rent. Tenant hereby agrees to pay for the use and occupancy of the Premises during the Lease Term, at the times and in the manner herein provided, the Base Rent and Additional Charges specified herein (sometimes referred to collectively herein as “Rent”).
     Section 4.02 – Rent Commencement Date. As used in this Lease, the term “Rent Commencement Date” shall mean the date on which construction of Improvements begins.
     Section 4.03 – Base Rent. The Base Rent shall be in the amount specified in the Fundamental Lease Provisions and shall be payable in twelve (12) equal monthly installments during each Rent Year, in advance, commencing on the Rent Commencement Date, and continuing thereafter on the first day of each calendar month throughout the Term. If the Rent Commencement Date is not the first day of a calendar month, Base Rent shall be prorated for the first partial calendar month and paid on the Rent Commencement Date and shall be prorated for any partial calendar month at the end of the Term. Base Rent under each Option Term shall be in the amount as determined by Landlord and Tenant following the exercise of Tenant’s option to extend the Term and prior to the commencement of such Option Term, not to exceed $1,500.00 per month for the first Option Term (Years 16 to 20), not to exceed $1,750.00 per month for the second Option Term (Years 21 to 25) and not to exceed $2,000.00 per month for the third Option Term (Years 26 to 30). In the event the parties are unable to agree on the Base Rent for the Option Term(s) then the monthly Base Rent payable during such Option Term(s) shall be the sum of $1,500.00 per month for the first Option Term (Years 16 to 20), $1,750.00 per month for the second Option Term (Years 21 to 25) and $2,000.00 per month for the third Option Term (Years 26 to 30), unless Tenant shall give notice that it withdraws its exercise of its option to extend the Term on or before the first day of the commencement of such Option Term.
     Section 4.04 – Additional Charges. In addition to Base Rent, Tenant shall pay all other sums of money or charges of whatsoever nature required to be paid by Tenant to Landlord pursuant to this Lease (herein called “Additional Charges”) whether or not the same are designated as Additional Charges. It is the intention of the parties that Additional Charges shall not be considered Rent but shall comprise a portion of the material consideration hereunder, provided however that Landlord shall have the same rights and remedies for the collection of Additional Charges as the Lease provides for the collection of Rent.
     Section 4.05 – Where Rent Payable and to Whom/Late Charges and Default Interest. Rent and Additional Charges payable by Tenant under this Lease shall be paid when due without prior demand therefore (unless such prior demand is expressly provided for in the Lease), shall be payable without any deductions, recoupment or setoffs whatsoever (except for credits expressly permitted by this Lease), and shall be paid by Tenant to Landlord at the address of Landlord set forth in Article 19 below, or to such payee and/or at such other place as may be designated from time to time by notice from Landlord to Tenant.
ARTICLE 5 – TAXES AND ASSESSMENTS
     Section 5.01 – Real Estate Taxes and Assessments. During the term Tenant shall pay or cause to be paid all real estate and other ad valorem taxes and assessments of every kind and nature (including, but not limited to, general and special assessments, foreseen as well as unforeseen) with respect to the Premises, including all land, together with the buildings and improvements constituting and situated on the Premises (collectively, “Tenant Improvements”). Tenant shall pay or cause to be paid all rollback, open space, “Green Acres”, or similar taxes attributable to agricultural or special use valuation and any other deferred taxes or assessments which pertain to a period prior to the term of this Lease and shall indemnify, defend and hold Landlord harmless from such taxes, penalties and interest. The provisions of this Paragraph shall survive the termination of this Lease. Tenant, at its sole cost and expense, may dispute and contest the taxes and assessment on the Premises, and in such cases if permitted under applicable law the disputed charge need not be paid until finally adjudged to be valid. Tenant shall pay the charge contested to the extent it is held valid, together with all court and other costs, interest, penalties and other expenses related thereto. If taxes are billed to Landlord, Landlord shall send statements therefor to Tenant at Tenant’s address for notice in accordance with Article 19 below. If at any time during the Lease Term the Premises do not constitute a separate tax parcel, Tenant shall pay its proportionate share of such Taxes for the assessor’s parcel of which the Premises forms a part based upon the square footage of land comprising the Premises as compared with the square footage of the land comprising the tax assessor’s parcel together with the amount of the assessment which is attributable to Tenant’s Improvements. If the Premises do not constitute a separate tax parcel, Landlord and Tenant shall cooperate, at Tenant’s expense, to cause the

Premises to become a separate tax parcel and to have the statement for such taxes issued directly to Tenant. With respect to any assessments which may be levied as part of Taxes, or which may be evidenced by improvements or other bonds, or may be paid in annual installments, only the amount of such annual installment (prorated for any partial Lease Year) including any interest charged by the governmental or public authority with regard to such installment shall be included within the computation of the annual Taxes for the Lease Year in question. Tenant, at its sole cost and expense, may dispute and contest the Taxes and assessment on the Premises, and in such cases if permitted under applicable law the disputed charge need not be paid until finally adjudged to be valid. Tenant shall pay the charge contested to the extent it is held valid, together with all court and other costs, interest, penalties and other expenses related thereto.
     Section 5.02 - Tenant’s Business and Personal Property Taxes. Tenant shall pay, or cause to be paid, before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation, as well as upon its leasehold interest, trade fixtures, furnishings, equipment, leasehold improvements, alterations, changes and additions made by Tenant, merchandise and personal property of any kind owned, installed or used by Tenant in, on or upon the Premises. In the event any such items of property are assessed with property of Landlord, then, and in such event, such assessment shall be equitably divided. Landlord shall determine the basis of dividing any such assessments and such determination shall, if not arbitrary or capricious, be binding upon both Landlord and Tenant.
     Section 5.03 - Rent Tax. Any excise, transaction, sales, privilege, or other tax (except net income tax) now or hereafter levied or imposed upon Landlord by any government or governmental agency on account of, attributed to or measured by this Lease or by rental or other charges or prorations (including, without limitation, Rent, real estate taxes and assessments and other Additional Charges) payable by Tenant hereunder shall be paid by Tenant to Landlord along with the rental and other charges payable hereunder, at Landlord’s election, with monthly installments of Base Rent and/or within ten (10) days after Tenant’s receipt of a statement therefore from Landlord.
ARTICLE 6 – UTILITIES
     Section 6.01 – Utilities. Tenant shall be responsible for the payment of, or causing the payment of, utilities consumed on the Premises.
     Section 6.02 – Trash and Garbage Removal. Tenant shall be solely responsible for trash and garbage removal from the Premises.
     Section 6.03 – Utility Easements. Tenant shall be responsible for obtaining such easements as may be required and causing to be installed such utilities as may be necessary for the development of the Premises and as required under the Ceres Agricultural Lease. In connection therewith, Landlord hereby agrees to execute, at no cost to Tenant, such easements as may be required for the development of the Premises over, under or across any real property adjacent to the Premises owned or controlled by Landlord or an affiliate thereof; subject to Landlord’s sole discretion and control over the determination of the location of any such easements. Landlord represents to Tenant that Landlord owns a private water line that is connected to the City of Snook, Texas (“Water Line”) water system and that water is available at the Premises from the Water Line. The Landlord will allow the Tenant to connect to the Water Line, and the Tenant will pay a connection fee of $1,500.00. In consideration for the connection fee, the Tenant will receive a 2 inch meter with backflow preventer connected to the Landlord’s Water Line. The Landlord will separately meter the Tenant’s use of water from the Water Line and the Tenant will pay for water use, on a monthly basis, at a rate equal to 1.25 times the rate charged for water by the City of Snook as such rate changes from time to time. As of the date of this Lease, the City of Snook charges $4.00 per 1,000 gallons of water; accordingly, the rate charged Tenant will be $5.00 per 1,000 gallons of water until such time that the rate charged by the City of Snook changes. Notwithstanding any provision of this Lease to the contrary, the Tenant may not sub-meter or sell the water it purchases from the Landlord.
ARTICLE 7 - USE OF PREMISES
     Section 7.01 – Permitted Use. Tenant shall use the Premises, or cause the Premises to be used, for office, administrative, greenhouse and laboratory uses, and to grow crops related to Tenant’s bio-environmental research.
     Section 7.02 - Compliance with Law. Tenant shall comply, or cause or require its tenants to comply, with all present and future federal, state, and local laws, ordinances, orders, rules and regulations.
ARTICLE 8 – LEASEHOLD IMPROVEMENTS, FIXTURES AND PERSONAL PROPERTY
     Section 8.01 – Leasehold Improvements. Tenant shall make, or cause to be made, certain improvements to the Premises which Tenant may alter, remove, and/or replace from time to time during the Term. Tenant shall not be required to remove any of Tenant’s improvements or to restore the Premises to the original elevation. Landlord authorizes Tenant, as a part of the Tenant’s work and at Tenant’s expense, to elevate up to two (2) acres of the Premises out of the flood plain. The Tenant’s plans and specifications for elevating the Premises must be approved in advance by the Landlord, such approval not to be unreasonably withheld, delayed or conditioned. The Landlord will sell soil to the Tenant, from a location determined by Landlord, for the sum of $2.00 per cubic yard in place, and all costs of extraction, transportation and delivery will be at Tenant’s sole cost and expense.
     Section 8.02 – Mechanics’ and Materialmen’s Liens. Tenant shall pay or cause to be paid all costs for work done by it or caused to be done by it on, and for materials furnished to the Premises, and Tenant shall keep the Premises free and clear of all mechanics’ and other materialmen’s liens and other liens on account of work done by Tenant or persons claiming under

it. Tenant shall cause its tenants to pay or cause to be paid all costs for work done by them, or any of them, or caused to be done by them, or any of them or for materials furnished to the Premises at the request of such parties. Tenant agrees to and shall indemnify, defend and save Landlord free and harmless against liability, loss, damage, costs, attorneys’ fees, and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished to the Premises. Should any claims of lien be filed against the Premises or any action affecting the title to such property be commenced, the party receiving notice of such lien or action, whether Landlord or Tenant, shall thereupon give the other notice thereof.
ARTICLE 9 – INDEMNITY AND INSURANCE
     Section 9.01 – Tenant’s Insurance.
     (a) Tenant covenants and agrees that it shall obtain and maintain, for its benefit and the benefit of Landlord, the insurance as herein provided. Commercial general liability insurance covering the Premises and Tenant’s use and occupancy thereof against claims for personal injury or death and property damage occurring upon, in or about the Premises with such insurance to afford protection to a limit of not less than $5,000,000.00 in respect of injury or death to any number of persons whether arising out of one or more occurrences in the aggregate and a limit of not less than $500,000.00 in respect of any instance of property damage. The insurance coverage required under this Section 9.01(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 9.02.
     (b) All policies of insurance provided for in Section 9.0 l(a) shall be issued in form by insurance companies with general policy holder’s rating of not less than A- and a financial rating of not less than VIL as rated by A.M. Best Co. in the most current available Best’s Insurance Reports or Best Key Guide (or the then most nearly equivalent thereof if the same hereafter ceases to be published), and qualified to do business in the State of Texas. Each and every such policy:
(i) shall be issued in the name of Tenant with Landlord and any other parties in interest from time to time designated in writing by notice from Landlord to Tenant as additional insureds;
(ii) shall be for the mutual and joint benefit and protection of Landlord and Tenant and any such other parties in interest;
(iii) shall (or a certificate thereof shall) be delivered to Landlord and any other parties in interest within ten (10) days after delivery of possession of the Premises to Tenant, and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent; and
(iv) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance.
     (c) Any insurance provided for in Section 9.01 may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:
(i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;
(ii) the coverage afforded Landlord and any such other parties in interest shall not be reduced or diminished by reason of the use of such blanket policy of insurance; and
(iii) the requirements set forth in this Article 9 are otherwise satisfied.
     (d) Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant with respect to the Premises for which policies or copies thereof are not delivered to Landlord.
     Section 9.02 – Indemnification by Tenant. Except as to any damage or liability resulting from Landlord’s wrongful acts or negligence, Tenant agrees that Landlord and Landlord’s present and future partners and/or members and their respective officers, directors, partners, members, manager, agents, contractors, servants or employees shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person during the Term, for any cause whatsoever by reason of the construction, use, occupancy or enjoyment of the Premises by Tenant or any person therein or holding under Tenant. Tenant does hereby indemnify, defend, protect and hold harmless Landlord and Landlord’s present and future partners and their respective officers, directors, partners, members, managers, agents, contractors, servants or employees from all claims, actions, demands, costs and expenses and liability whatsoever, including reasonable attorney’s fees, on account of any such real or claimed damage or liability, and from all liens, claims and demands occurring in, or at the Premises, or arising out of the construction, use, occupancy or enjoyment of the Premises and its facilities, or any repairs or alterations which Tenant may make upon the Premises or occasioned in whole or in part by any act or omission of Tenant, its agents, contractors, servants, employees or invitees during or with respect to the Lease Term. If any damages are caused wholly or in part by a negligent act or omission of Landlord, its employees, agents, contractors, customers or invitees, the extent of this indemnity shall only apply to the extent of the negligence of Tenant and its employees, agents, contractors, customers and invitees. Tenant’s obligation to indemnify Landlord as herein provided shall survive the expiration or earlier termination of this Lease for acts or omissions occurring prior to such expiration or earlier termination, and shall additionally include any failure of Tenant in any respect to comply with and perform all the requirements and provisions of this Lease, including without limiting the generality of the foregoing the requirements and provisions of Article 11 relating to compliance with laws and Environmental Laws (including without limitation any and all costs of investigation, compliance and remediations).
     Section 9.03 – Effect on Landlord’s Insurance. Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies insuring against loss or damage by fire or other hazards, or which will prevent Landlord from procuring such policies in companies acceptable to Landlord or which will in any way cause an increase in the insurance rates upon any portion of the Premises. If Tenant violates any prohibition provided for in the first sentence of this Section, Landlord may, without notice to tenant, correct the same at Tenant’s expense. Tenant shall pay to Landlord as Additional Charges forthwith upon demand the amount of any increase in premiums for insurance resulting from any violation of the first sentence of this Section, even if Landlord shall have consented to the doing of, the keeping of, anything on the Premises which constituted such a violation (but payment of such Additional Charges shall not entitle Tenant to violate the provisions of the first sentence of this Section).
     Section 9.04 – Limit of Landlord’s Responsibility. Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying any part of the Premises, or for any loss or damage resulting to Tenant or its property on the Premises from any cause whatsoever, except to the extent caused by negligence or willful misconduct of Landlord.
ARTICLE 10 – RECONSTRUCTION
     If at any time during the Lease Term the Premises, Tenant Improvements or any fixtures, equipment, furniture, furnishings or other improvements now or hereafter situated upon or within the Premises shall be damaged or destroyed by any cause whatsoever, there shall be no abatement in rent and unless such are repaired, replaced and reconstructed, Tenant shall cause any debris and damaged materials to be removed from the Premises and to thereafter pave or otherwise cause the Premises to be maintained in a sightly condition in accordance with applicable dust control or other Laws.
ARTICLE 11 – ENVIRONMENTAL COMPLIANCE
     Section 11.01 – Compliance with Environmental Laws. Tenant covenants and agrees to comply with all applicable environmental laws, including without limitation all laws governing hazardous substances and all requirements related to storm water discharges and permits, and to provide to Landlord, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any source asserting or alleging a circumstance or condition which requires, or may require, a clean-up, removal, remedial action, or other response by or on the part of Tenant under environmental laws, or which seek civil, criminal or punitive penalties from Tenant for an alleged violation of environmental laws. Tenant further agrees to advise the Landlord in writing as soon as Tenant becomes aware of any condition or circumstances that may result in a potential violation of any environmental laws.

     Section 11.02 – Environmental Waste Removal. Without limiting the foregoing, Tenant shall not dump, flush, or in any way introduce any hazardous materials or hazardous waste or any other toxic materials upon the Premises nor shall it improperly store, or dispose of any hazardous materials or hazardous waste from any such property, except in full compliance with all applicable laws and regulations. For purposes of this paragraph, the term hazardous materials shall mean inflammable, explosives, radioactive materials and hazardous substances defined as “hazardous substances,” “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, the Hazardous Conservation and Recovery Act, and the Resources Conservation and Recovery Act, or any similar federal, state or local law, or in any regulations promulgated pursuant thereto, or in any other applicable law. The term “hazardous materials” shall also include any other chemical, material or substance which is or may be regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any federal, state or other governmental authority or agency or which, even if not so regulated, may or could pose a hazard to human health and safety. If in the opinion of Landlord, there exists any uncorrected violation by Tenant of an environmental law which requires, or may require, a cleanup, removal or any condition or other remedial action by Tenant under any environmental law, regulation, permit, license, judgment or decree, and such cleanup, removal or other remedial action is not completed, or commenced and diligently pursued, within sixty (60) days from the date of written notice from Landlord to Tenant, the same shall, at the option of Landlord, constitute an event of default hereunder.
     Section 11.03 – Environmental Regulations. For the purposes of this Section 11, the term “environmental law or laws” shall mean all Federal, State and Local laws including statutes, regulations, ordinances, codes, rules, permits, licenses, judgments, decrees, or other governmental restrictions and requirements relating to the environment or any hazardous substance, including but not limited to, the State of Texas environmental protection statutes, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Research Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 as amended by the Super Fund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any State Department of Environmental Protection or successor agency now or anytime hereafter in effect.
     Section 11.04 – Indemnification for Environmental Hazards. Tenant shall defend, indemnify and hold the Landlord harmless from and against and in respect of any and all damages, costs and expenses, including without limitation, fines, penalties, reasonable attorney’s fees, consequential damages and remedial costs and other liabilities arising from claims based upon the environmental condition of the Premises and the surrounding property (including without limitation all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder), resulting from (a) Tenant’s use of the Premises or operations thereon by or on behalf of Tenant; (b) claims arising out of, related to, or in connection with (I) the release by Tenant of any hazardous material into, onto or from the Premises; or (ii) any arrangement by

Tenant for the treatment, recycling, storage or disposal at any facility owned or operated by any person or entity of a hazardous material which is present on the Premises or has been or may be deposited at, disposed on or released onto the Premises; and (c) claims related to demolition, cleanup or other remedial measure with regard to environmental conditions on or around the Premises, caused by Tenant, or (d) claims resulting from any act or omission of Tenant in violation of any federal, state or local environmental laws or regulations with respect to Tenant’s use of the Premises. Tenant has no duty to hold Landlord harmless for any damages that result from any environmental condition that was in existence at the time Tenant accepts possession of the Premises.
Section 11.05 – Warranties and Representations of Landlord.
(a)	Landlord has no actual, current knowledge of the existence of any hazardous materials, hazardous waste or any other toxic substances located on the Premises. Notwithstanding the foregoing, Landlord may be aware of the existence or presence of materials that may, in fact, fall within common definitions of “hazardous materials, hazardous waste or any other toxic substances”, but Landlord has no actual, current knowledge that such materials fall within the definition of “hazardous materials, hazardous waste or any other toxic substances”. Landlord’s knowledge of such materials is not and shall not be a violation or breach of this warranty and representation. Landlord further notifies Tenant that there may be now or from time to time substances used in the ordinary course of farming that might fall within the definition of “hazardous materials, hazardous waste or any other toxic substances”, such as diesel, gasoline, oil, fertilizers of all kinds, herbicides, pesticides and so forth. The Tenant is going to conduct a Phase I Environmental Site Assessment, and the Tenant will rely on the results of that Assessment to determine whether or not there are any environmental matters of concern to Tenant.

(b)	To Landlord’s actual, current knowledge, Landlord has never been advised or requested to remove or remediate any hazardous material, hazardous waste or toxic substances located on the Property. The terms hazardous materials, hazardous waste and toxic substances shall have the same definitions as set forth in Section 18 of this Lease.

(c)	Landlord owns the Premises and Landlord has the right and authority to enter into this Lease.
ARTICLE 12 – MAINTENANCE OF PREMISES
     Section 12.01 – No Landlord Obligation. Landlord shall have no obligation whatsoever with respect to the maintenance, repair, or replacement of the Premises or any improvements thereto.

     Section 12.02 – Tenant’s Duty to Maintain Premises. Tenant shall at all times, from and after the delivery date, maintain the Premises.
ARTICLE 13 – ASSIGNMENT AND SUBLETTING.
     Tenant may sublet or assign any part of all of this lease and the Premises with the written consent of the Landlord, whose consent shall not be unreasonably delayed, withheld or conditions, provided however, it is specifically understood and agreed that Tenant shall be solely responsible for the performance of all of the terms, covenants and conditions of this lease as well as maintaining the demised Premises in accordance with the terms hereof, and shall be responsible for any assignee’s or subTenant’s defaulting hereunder at all times, and in no event shall Tenant be released from such obligations and responsibilities by virtue of any assignment or sublease, unless approved in writing by Landlord. Notwithstanding the above language, Tenant may sublease or assign this Lease, without Landlord’s consent to an Affiliated Company of Tenant, provided Tenant is not released from Tenant’s obligations under the terms and covenants of the Lease. “Affiliated Company” shall mean any company owned or controlled by, under common control with or controlling Tenant, “control” meaning in this context the direct or indirect ownership of more than fifty percent (50%) of the voting stock/shares of a company, or the power to nominate at least half of the Directors.
ARTICLE 14 – DEFAULTS BY TENANT
     Section 14.01 – Events of Default. The occurrence of any one or more of the following events shall constitute events of default (hereinafter “default” or “event of default”):
     (a) Tenant’s failure to pay any rental or Additional Charges payable by Tenant under this Lease within twenty (20) days after Tenant’s receipt of written notice from Landlord that the same is past due, but notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to provide more than two (2) written notices of a failure to pay any rental within any Lease Year, or
     (b) Tenant violates any provision of this Lease for which a specific performance or notice and cure period is provided and Tenant fails to perform such action or cure such violation within the time period therein provided; or
     (c) Tenant’s failure to promptly and fully perform any other of its promises, covenants or agreements herein contained within thirty (30) days after receipt of written notice thereof from Landlord; provided, however, Landlord agrees that if such a default is of such a nature that it cannot be cured within such period, then if within such period Tenant has commenced the cure thereof, and Tenant diligently continues thereafter to effect such rectification and cure, the Tenant shall be provided with a reasonable period of time within which to complete said rectification and cure, and the Landlord shall give the Tenant an additional thirty (30) days notice of the Landlord’s determination that a reasonable period of time has expired.
     Section 14.02 – Landlord’s Rights and Remedies. Landlord shall have upon the occurrence of any event of default, at its option and without further notice or demand of any kind to Tenant or any other person, the following rights: (I) the right to terminate Tenant’s interest in the Premises or (ii) seek to recover from Tenant the damages arising from Tenant’s default.
     Section 14.03 – No Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent or other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent or other sum. No endorsement or statement on any check or any letter accompanying any check or payment of a lesser amount of any rent or other sum hereunder shall be deemed an accord and satisfaction, and Landlord’s acceptance of such check or lesser amount shall be on account only and without prejudice to Landlord’s right to recover the balance of such rent or other sum, none of Landlord’s rights and remedies being affected thereby. No covenant, term, or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing by Landlord.
ARTICLE 15 – NON-DISTURBANCE; TENANT MORTGAGEE
     Section 15.01 – Estoppel Certificate. Within ten (10) days after request therefor by Landlord (or by any mortgagee), Tenant agrees to deliver in recordable form a certificate addressed to Landlord or to said Mortgagee as the case may be, or to any prospective purchaser, or mortgagee certifying (1) that this Lease is in full force and effect and has not been amended or supplemented (if such be the case); (2) that there are no defenses or offsets thereto or stating those claimed by Tenant; (3) the date to which Base Rent has been paid; (4) the date of expiration or earlier termination of this Lease; and (5) any other matters concerning the Lease as may be reasonably requested.
     Section 15.02 – Tenant Mortgagee. Tenant may not encumber its leasehold interest in the Premises without the prior written consent of the Landlord, such consent not to be unreasonably withheld, delayed or conditioned.
ARTICLE 16 – QUIET ENJOYMENT
     Landlord agrees that Tenant, upon paying the rental and performing the covenants and conditions of this Lease, respectively, shall quietly have, hold and enjoy the Premises during the Lease Term.

ARTICLE 17 – EMINENT DOMAIN
     Section 17.01 – Partial Condemnation. If any portion of the Premises shall be acquired for any public or quasi-public use or purpose or condemned by eminent domain (a “Condemnation”), and if such Condemnation causes the Tenant to be unable to continue its intended use of the Premises, the Tenant may terminate this Lease.
     Section 17.02 – Condemnation Award. In the event of a taking of the entire Premises, the Lease shall terminate and Rent shall be paid to the date of Termination.
ARTICLE 18 – LITIGATION AND ATTORNEY’S FEES
     In the event either Landlord or Tenant shall bring any action or proceeding for damages for any alleged breach of any provision of this Lease, to recover rents, or to enforce, protect, or establish any right or remedy of either party, the prevailing party shall be entitled to recover as part of, or incident to, such action or proceeding, all reasonable attorneys1 fees, expert witness fees and other costs and expenses incurred in the preparation and processing of such action or proceedings. In addition, all reasonable attorneys’ fees, expert witness fees and other costs and expenses incurred by Landlord by reason of any action to which Landlord shall be made a defendant because of any action or omission of Tenant shall constitute additional rent under this Lease.
ARTICLE 19 – NOTICES
     Wherever in this Lease (including also any exhibits, addenda and riders attached hereto and made a part hereof) it shall be required or permitted that notice, request, approval, demand, consent or other communication be given or served by Landlord or Tenant such notice, request, approval, demand, consent or other communication shall be in writing and shall be deemed to be given or served three (3) days after depositing the notice with the U.S. Postal Service if mailed by certified or registered mail, postage prepaid, or upon the next business day if deposited with a nationally recognized overnight courier service whose standard practice is to obtain a receipt upon delivery, addressed to the address of the addressee specified below. Either party may change such address by notice by certified or registered mail to the other. Landlord and Tenant have the following notice addresses on the date of this Lease:

LANDLORD:	JOHN GIESENSCHLAG
14735 FM 166
Caldwell, Texas 77835

with a copy to:	WEST, WEBB, ALLBRITTON & GENTRY, P.C.
1515 Emerald Plaza
College Station, Texas 77845
Attn: Michael H. Gentry

TENANT:	CERES, INC., a Delaware corporation
1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320

with a copy to:	PAYNE, WATSON, MILLER, MALECHEK & SCHERR, P.C.
3000 Briarcrest Drive, Suite 600
Bryan, Texas 77802
Attn: Jay Don Watson
ARTICLE 20 – CAPTIONS AND TERMS
     The captions of Articles and Sections of this Lease are for convenience only, are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease. If more than one person, corporation or other entity is named as Tenant in this Lease and executes the same as such, then and in such event, the word “Tenant” wherever used in this Lease is intended to refer to all such persons, corporations or other entities, and the liability of such persons, corporations or other entities for compliance with and performance of all the terms, covenants and provisions of this Lease shall be joint and several. If Tenant is composed in whole or in part of a husband and wife, the separate estate of each spouse as well as their community property shall be liable hereunder. The masculine pronoun used herein shall include the feminine or the neuter as the case may be, and the use of the singular shall include the plural.
ARTICLE 21 – STUDY PERIOD
     (a) Within the first ninety (90) days after the Effective Date of the Lease (the “Study Period”) Tenant shall have the right to terminate the Lease by delivery of written notice of such termination to Landlord.
     (b) Within thirty (30) days after the Effective Date of the Lease, Landlord shall cause to be issued to Tenant a title insurance commitment from Burleson County Title Company (the “Title Commitment”) leading to the issuance, at Landlord’s cost, of a leasehold policy of title insurance, in an amount equal to one year of Base Rent, pertaining to the leasehold estate created hereunder free and clear of all liens and encumbrances except those approved by Tenant, in its sole discretion, in writing during the Study Period. The Title Insurance Policy shall be delivered at such time the Tenant’s right to terminate during the Study Period has terminated.
ARTICLE 22 – CONDITIONS PRECEDENT
     Section 22.01 – Conditions Precedent. It is acknowledged and agreed between Landlord and Tenant that Tenant intends to develop the Premises for a facility to be used by Tenant and Tenant shall require a period of time within which to investigate the Premises and to develop plans therefore and secure loan commitments and development approvals.

     Section 22.02 – Deliveries. Within fifteen (15) days after the Effective Date, Landlord shall deliver to Tenant to facilitate its investigation of the Premises any information in its possession or under its control pertaining to the Premises, including without limitation, ALTA/ACSM surveys, soils reports, environmental site assessments, geotechnical studies, and any similar items or items prepared by engineers as submitted to any governmental agency or authority and any notices that may have been received by Landlord from any governmental agency or authority pertaining to the Premises.
     Section 22.03 – Representations. In order to facilitate Tenant’s investigation of the Premises, Landlord represents and warrants to Tenant that:
     (a) Landlord has fee simple title to the Premises and the power and authority to execute and deliver this Lease and to comply with all the provisions hereof.
     (b) The execution and entry into this Lease, the execution and delivery of the documents and instruments to be executed and delivered by Landlord hereunder, and the performance by Landlord of Landlord’s duties and obligations under this Lease and of all other acts necessary and appropriate for the full consummation of the lease of the Premises as contemplated herein, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Landlord is a party, any judicial order or judgment of any nature by which Landlord is bound.
ARTICLE 23 – MISCELLANEOUS
     Section 23.01 – Relationship of Parties. Nothing contained in this Lease shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party or causing Landlord to be responsible in any way for the debts or obligations of Tenant or of any other party.
     Section 23.02 – Severability. If any provision of this Lease shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Lease, and all such other provisions shall remain in full force and effect. It is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. It is further the intention of the parties hereto that the covenants of this Lease be independent of each other.
     Section 23.03 – Warranty of Authority. In the event Tenant shall be a corporation, or limited liability company the party(ies) executing this Lease on behalf of Tenant hereby covenant and warrant that they are authorized to do so and that Tenant is a duly qualified corporation or limited liability company, as applicable, and all steps have been taken prior to the date hereof to qualify Tenant to do business in Texas; corporate taxes have been paid to date; and all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due. In the event Tenant shall be a partnership, the liability of each and every partner thereof for compliance with and performance of all the terms, covenants and provisions of this Lease shall be joint and several, and no withdrawing partner shall be relieved of any liability hereunder as the result of any such withdrawal.
     Section 23.04 – Entire Agreement. It is understood that there are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject thereof, and none thereof shall be used to interpret or construe this Lease. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein, and no modification of this Lease shall be effective unless the same shall be in writing and be signed by the parties hereto or, as the case may be, their respective successors or assigns.
     Section 23.05 – Governing Law. The laws of the State of Texas shall govern the validity, performance and enforcement of this Lease. Should either party institute legal suit or action for enforcement of any obligation contained herein, it is agreed that the venue of such suit or action shall be, at the option of Landlord, in Burleson County, Texas, Tenant expressly consenting to Landlord’s designating the venue of any such suit or action, and consents to personal jurisdiction in such courts and each party waives the right to a jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising under this Lease. Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.
     Section 23.06 – Waiver or Consent Limitation. A waiver of any breach or default shall not be a waiver of any other breach or default. Landlord’s acceptance of partial Rent or Additional Charges or late payments shall not cure any default or constitute a waiver by Landlord to exercise its rights and remedies hereunder or granted at law or in equity. Landlord’s consent to, or approval of, any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.
     Section 23.07 – No Brokerage. Tenant covenants, warrants and represents to Landlord that no conversation or negotiations were had by Tenant with any broker concerning the renting of the Premises. Tenant agrees to protect, indemnify, save and keep harmless Landlord, against and from all liabilities, claims, losses, costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with a breach of the foregoing covenant, warranty and representation.

     Section 23.08 – Holdover Tenant. If Tenant shall remain in possession of all or any part of the Premises after the expiration of the original Lease Term or any extension or renewal thereof, with the consent of Landlord, men Tenant shall be deemed a tenant of the Premises from month-to-month, subject to all of the terms and provisions hereof, except as to the Lease Term and any further extension or renewal thereof and as to Base Rent, which Base Rent shall be equal to 125% of the Base Rent in effect during the last Rent Year of the original Lease Term or, as the case may be, any applicable extension or renewal thereof.
     Section 23.09 – Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to rental and other monies to be paid by Tenant pursuant to this Lease.
     Section 23.10 - Usury. Notwithstanding any provision contained herein to the contrary, if any interest rate specified in this Lease is higher than the rate then permitted by law, such interest rate specified herein shall automatically be adjusted from time to time to the maximum rate permitted by law.
     Section 23.11 – Time Is Of The Essence. Time is of the essence with respect to each and every provision of this Lease.
     Section 23.12 – Recording. This Lease shall not be recorded. However, Tenant shall have the right to record a memorandum thereof, at any time during the Lease Term signed by Landlord and Tenant in the form of Exhibit “B” hereto.
     Section 23.13 – Encumbrances. The Premises are leased subject to the matters disclosed in the Title Commitment.
     Section 23.14 – Mineral Interests. This lease is subordinate to any present or future oil, gas, or other mineral exploration agreements and leases relating to the Land. Landlord will not be liable to Tenant for any damages for actions attributable to those agreements and will receive all consideration paid therefor; provided, however, any damages to growing crops or to Tenant’s improvements, arising from any oil, gas, or mineral operation, shall be paid to Tenant. Tenant shall not be prohibited from negotiating directly with the producer or developer of the oil, gas and other minerals, for any damages caused to any crops, improvements or other property of Tenant as a result of mining, drilling or producing oil, gas and other minerals. Landlord agrees to, limited to the extent of Landlord’s interest in the minerals and the surface, not voluntarily consent to the use of the Surface of the Premises for the drilling, mining, storage or transporting of oil, gas and other hydrocarbon products.

     Section 23.15 – Option to Purchase. After year 5 of the Main Term of this Lease and any of the Option Terms of this Lease, Tenant may purchase the Premises for ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00), less fifty percent (50%) of the Base Rent Tenant has paid to Landlord under this Lease up to the date of such purchase.
     Section 23.16 – Attornment. Landlord agrees to provide Tenant with an Attornment Agreement from any party holding a lien on the Premises, wherein such lienholder agrees that Tenant may continue to occupy the Premises pursuant to this Lease in the event of a foreclosure of such lien.
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.
LANDLORD:

	By:	/s/ John Giesenschlag
John Giesenschlag,
husband of Connie Giesenschlag

	By:	/s/ Connie Giesenschlag
Connie Giesenschlag,
wife of John Giesenschlag

TENANT:

CERES, INC., a Delaware corporation
	By:	/s/ Kenneth A. Feldmann
	Name:	Kenneth A. Feldmann
	Title:	Vice President, R&D

	By:	/s/ Richard Hamilton by Kenneth Feldmann, attorney in fact
	Name:	Richard Hamilton
	Title:	Chief Executive Officer

EXHIBIT “A”
LEGAL DESCRIPTION OF THE PREMISES

EXHIBIT “B”
Notice of Confidentiality Rights: If you are a natural person, you may remove or strike any of the following information from this instrument before it is filed for record in the public records: Your social security number or your driver’s license number.
When recorded, return to:
Michael H. Gentry
West, Webb, Allbritton, & Gentry, P.C.
1515 Emerald Plaza
College Station, Texas 77845
MEMORANDUM OF LEASE AND OPTION TO PURCHASE
     THIS MEMORANDUM OF LEASE is entered into as of the 29th day of April , 2008, by and between John Giesenschlag and Connie Giesenschlag, husband and wife, (“Landlord”), and CERES, INC., a Delaware corporation (“Tenant”).
     1. Pursuant to a Lease Agreement (the “Lease”) executed by Landlord and Tenant, dated April 1 , 2008, Landlord has leased to Tenant certain Premises which are legally described in Exhibit A attached hereto.
     2. The Main Term of the Lease shall commence on the Effective Date set forth in the Lease and shall expire upon the expiration of the fifteenth (15th) Rent Year as determined by the provisions of the Lease. Tenant has been granted three (3) options to extend the Main Term, each of five (5) years.
     3. This Memorandum of Lease is subject to all of the terms, conditions and understandings set forth in the Lease, which are incorporated herein by reference and made a part hereof, as though copied verbatim herein. In the event of a conflict between the terms and conditions of this Memorandum of Lease and the terms and conditions of the Lease, the terms and conditions of the Lease shall prevail.
     4. Upon the expiration or earlier termination of this Lease, Tenant will join with Landlord in the execution of a termination instrument, in recordable form, to provide public record notice as to the expiration or termination of this Lease and Tenant shall execute in favor of Landlord a quit claim deed and bill of sale conveying, transferring, and assigning to Landlord any improvements to the Premises and all appurtenant rights.
     5. The Lease contains an option pursuant to which Tenant may acquire the Premises upon thirty (30) days prior written notice given prior to the expiration of the Main Term or any Option Term.

     EXECUTED as of the date first written above.
LANDLORD:

By:	/s/ John Giesenschlag
John Giesenschlag,
husband of Connie Giesenschlag

By:	/s/ Connie Giesenschlag
Connie Giesenschlag,
wife of John Giesenschlag

THE STATE OF TEXAS	§

COUNTY OF BURLESON	§
     The foregoing instrument was acknowledged before me this 29 day of April, 2008, by John Giesenschlag.

/s/ Pam Coffman

Notary Public in and for the State of Texas
My Commission Expires: 2/18/10

THE STATE OF TEXAS	§

COUNTY OF BURLESON	§
     The foregoing instrument was acknowledged before me this 29 day of April, 2008, by Connie Giesenschlag.

/s/ Pam Coffman

Notary Public in and for the State of Texas
My Commission Expires: 2/18/10
[Signatures continued on next page]

TENANT:	CERES, INC., a Delaware Corporation
	By:	/s/ Kenneth A. Feldmann
	Name:	Kenneth A. Feldmann
	Title:	Vice President, R&D

THE STATE OF CALIFORNIA	§

COUNTY OF VENTURA	§
     The foregoing instrument was acknowledged before me this 22nd day of April, 2008, by Holly D. Dungca, Notary Public, of Ceres, Inc., a Delaware corporation, on behalf of said corporation.

/s/ Holly D. Dungca
Notary Public in and for the State of Texas
My Commission Expires: 06-06-09

EXHIBIT A TO MEMORANDUM OF LEASE
Leased Premises